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                                                                    Exhibit 23.1


                        CONSENT OF KPMG PEAT MARWICK LLP


The Board of Directors of Bradley Real Estate, Inc.:

We consent to the use of our report dated January 28, 1998, relating to the consolidated balance sheets of Bradley Operating Limited Partnership and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in capital and cash flows for each of the years in the three-year period ended December 31, 1997 and related schedule, which report appears in the December 31, 1997, annual report on Form 10-K of Bradley Operating Limited Partnership, our report dated January 28, 1998, relating to the consolidated balance sheets of Bradley Real Estate, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in share owners' equity and cash flows for each of the years in the three-year period ended December 31, 1997 and related schedule, which report appears in the December 31, 1997, annual report on Form 10-K of Bradley Real Estate, Inc. incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.


                                          /s/ KPMG PEAT MARWICK LLP

Chicago, Illinois
May 1, 1998